SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ADMA BIOLOGICS, INC.

(Pursuant to Sections 242 and 245 of the
Delaware General Corporation Law)

ADMA Biologics, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.                  The present name of the Corporation is ADMA Biologics, Inc. The Corporation was originally incorporated under the name R&R Acquisition VI, Inc. by the filing of the Corporation’s original certificate of incorporation with the office of the Secretary of State of the State of Delaware on June 2, 2006.

2.                  This Second Amended and Restated Certificate of Incorporation of the Corporation, which both restates and further amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation filed with the office of the Secretary of State of the State of Delaware on June 6, 2017, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

3.                  The Corporation’s Amended and Restated Certificate of Incorporation is hereby further amended and restated to read in its entirety as follows:

ARTICLE I
Name

The name of the corporation is ADMA Biologics, Inc. (the “Corporation”).

ARTICLE II
Registered Office; Registered Agent

The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is the Corporation Service Company.

ARTICLE III
Purpose

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (as it may be amended from time to time, the “DGCL”).

ARTICLE IV
Capital Stock

4.1.            Authorized Shares. The total number of shares of capital stock which the Corporation shall have authority to issue is 160,000,000, divided into two classes consisting of (a) 150,000,000 shares of common stock at $0.0001 par value (the “Common Stock”), and (b) 10,000,000 shares of preferred stock at $0.0001 par value (the “Preferred Stock”). The authorized number of shares of Common Stock and Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Corporation entitled to vote irrespective of Section 242 of the DGCL.

4.2.            Common Stock. A statement of the designations of the Common Stock and the powers, preferences and relative, participating, optional, special and other rights and qualifications, limitations and restrictions thereof is as follows:

(a)               Voting Rights. Except as may otherwise be provided in this Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) (including any certificate filed with the Office of the Secretary of State of the State of Delaware setting forth a copy of the resolution or resolutions providing for the issuance of a series of Preferred Stock in accordance with Section 4.3 (such certificate, a “Preferred Stock Designation”)) or by applicable law, each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote.

(b)               Dividends. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, dividends may be declared and paid on the Common Stock out of funds legally available therefor at such times and in such amounts as the Board of Directors of the Corporation (the “Board”) in its discretion shall determine.

(c)               Dissolution. Liquidation or Winding Up. Upon the dissolution, liquidation or winding up of the Corporation, subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of the Common Stock shall be entitled to receive the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares of Common Stock held by them.

4.3.            Preferred Stock. The Board is hereby expressly authorized, by resolution or resolutions thereof, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designations, powers (including voting powers), preferences, and relative, participating, optional, special or other rights, if any, and the qualifications, limitations and restrictions, if any, of the shares of such series. The powers (including voting powers), designations, preferences and relative, participating, optional, special or other rights, if any, of each series of Preferred Stock, and the qualifications, limitations or restrictions, if any, thereof, may differ from those of any and all other series at any time outstanding.

4.4.            Preemptive Rights. Except as otherwise provided for or fixed pursuant to the terms of this Certificate of Incorporation (including any Preferred Stock Designation) or that certain Stockholders Agreement of the Corporation, by and among the Corporation and Biotest Pharmaceuticals Corporation or its permitted assignees, dated as of June 6, 2017, as it may be amended, restated, supplemented or otherwise modified from time to time (the “Stockholders Agreement”), no holder of shares of capital stock of the Corporation shall be entitled to any preemptive right to subscribe for or purchase or receive any part of any new or additional issue of shares of capital stock of the Corporation, or of securities convertible into such shares, whether now or hereafter authorized or whether issued for money, for consideration other than money, or by way of dividend.

ARTICLE V
Duration

The Corporation is to have perpetual existence.

ARTICLE VI
Board of Directors

6.1.            Board of Directors. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. Except as otherwise provided for or fixed pursuant to the terms of any Preferred Stock Designation relating to the rights of the holders of any series of Preferred Stock to elect additional directors, the total number of directors constituting the entire Board shall be not less than five (5) nor more than eleven (11), with the then-authorized number of directors being fixed from time to time by, or in the manner provided in the by-laws. Election of directors need not be by ballot unless the by-laws so provide.

6.2.            Classified Board. The Board (other than those directors elected by the holders of any series of Preferred Stock pursuant to the terms of any Preferred Stock Designation (the “Preferred Stock Directors”)) shall be divided into three classes, as nearly equal in number as possible, designated as Class I, Class II and Class III. The initial term of office of the Class I directors expired on the date of the 2014 annual meeting of stockholders, the initial term of office of the Class II directors expired on the date of the 2015 annual meeting of stockholders, and the initial term of office of the Class III directors expired on the date of the 2016 annual meeting of stockholders. At each annual meeting of stockholders, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, so that the term of office of one class of directors shall expire in each year. Each director shall hold office until the expiration of such director’s term of office and until such director’s successor shall have been elected and qualified, or until such director’s earlier resignation, removal or death. In case of any increase or decrease, from time to time, in the number of directors constituting the whole Board (other than Preferred Stock Directors), the number of directors in each class shall be determined by action of the Board. A director elected by the remainder of the Board to fill a vacancy shall hold office for the remainder of the term of the predecessor director and until such director’s successor has been elected and qualified, or until such director’s earlier resignation, removal or death.

6.3.            Vacancies and Newly Created Directorships. Subject to the rights of the holders of any one or more series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board resulting from death, resignation, retirement, disqualification, removal or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board, or by a sole remaining director. Any director so chosen shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified. No decrease in the number of directors shall shorten the term of any incumbent director.

ARTICLE VII
By-laws

The Board shall have the power to adopt, amend or repeal the by-laws of the Corporation.

ARTICLE VIII
Limitation of Liability

To the fullest extent permitted under the DGCL, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any amendment or repeal of this Article VIII shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment or repeal.

ARTICLE IX
Indemnification

9.1.            Right to Indemnification. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another entity or enterprise, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement (except for judgments, fines and amounts paid in settlement in any action or suit by or in the right of the Corporation to procure a judgment in its favor) actually and reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in Section 9.3, the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized by the Board.

9.2.            Prepayment of Expenses. To the extent not prohibited by applicable law, the Corporation shall pay the expenses (including reasonable and documented out-of-pocket attorneys’ fees) incurred by a Covered Person in defending any Proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article IX or otherwise.

9.3.            Claims. If a claim for indemnification or advancement of expenses under this Article IX is not paid in full within 30 days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense (including reasonable and documented out-of-pocket attorneys’ fees) of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

9.4.            Nonexclusivity of Rights. The rights conferred on any Covered Person by this Article IX shall not be exclusive of any other rights that such Covered Person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, the by-laws, agreement, vote of stockholders or disinterested directors or otherwise.

9.5.            Other Sources. The Corporation’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of another entity or enterprise shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such other entity or enterprise.

9.6.            Amendment or Repeal. Any amendment or repeal of the foregoing provisions of this Article IX shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such amendment or repeal.

9.7.            Other Indemnification and Prepayment of Expenses. This Article IX shall not limit the right of the Corporation, to the extent and in the manner permitted by applicable law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

ARTICLE X
Written Consent Prohibited

Except as otherwise provided for or fixed pursuant to any Preferred Stock Designation relating to the rights of holders of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the corporation must be taken at a duly called annual or special meeting of stockholders of the corporation, and the power of stockholders to consent in writing to the taking of any action, without a duly called meeting and vote, is specifically denied.

ARTICLE XI
Exclusive Forum

Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL, this Certificate of Incorporation or the by-laws, or (d) any action asserting a claim governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction over such action or proceeding, the Superior Court of the State of Delaware or, if the Superior Court of the State of Delaware lacks jurisdiction over such proceeding, the U.S. District Court for the District of Delaware) (the “Chosen Court”), in all cases subject to such court having personal jurisdiction over the indispensable parties named as defendants. To the fullest extent permitted by applicable law, any person who, or entity that, holds, purchases or otherwise acquires an interest in stock of the Corporation shall be deemed to have consented to the personal jurisdiction of the Chosen Court in any proceeding brought to enjoin any action by that person or entity that is inconsistent with the exclusive jurisdiction provided for in this Article XI. To the fullest extent permitted by applicable law, if any action the subject matter of which is within the scope of this Article XI is filed in a court other than the Chosen Court in the name of any stockholder, such stockholder shall be deemed to have consented to (a) the personal jurisdiction of the Chosen Court in connection with any action brought in such court to enforce this Article XI and (b) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the action as agent for such stockholder.

[Signature Page Follows]

IN WITNESS WHEREOF, this Second Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on this 23rd day of August, 2019.

By:	/s/ Adam Grossman
	Name:	Adam Grossman
	Title:	President and Chief Executive Officer

[Signature Page to Second Amended & Restated Certificate of Incorporation]